Exhibit 4.32

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

No.: Z2437LN15655480

Working capital loan contract

Bank of Communications Co., LTD., Xiamen Branch

No.: Z2437LN15655480

Working capital loan contract

Important tips

The borrower and the co-borrower, please read the full text of this contract carefully, especially the terms marked with ▲▲. If there is any doubt, please request the lender for explanation.

Whereas the Borrower and the co-borrower apply for the working capital loan amount from the Lender, in order to clarify the rights and obligations of both parties, the borrower, the co-borrower and the Lender hereby enter into this Contract through negotiation.

The first definition

“Co-Borrower” means the natural person who assumes the joint repayment responsibility with the contract borrower.

“Limit” means the maximum amount of the loan balance (under the revolving amount) that the lender may extend to the Borrower as agreed herein.

“Circular amount” means that the borrower may apply for the loan amount for several times to obtain the loan as agreed herein, but the loan balance shall not exceed the agreed amount.

“Loan Balance” means the sum of the principal amount of the Loan obtained under this Contract.

“Limit Balance” means the amount after the limit of the loan balance.

“Credit Term” means the application of the Lender under the Borrower and the Contract The term of the loan issued by the directed borrower belongs to the occurrence period of the loan rather than the term of the loan.

“Loan Term” means the term of each loan determined by both parties in the corresponding Application for Use of Loan Limit of Bank of Communications (hereinafter referred to as “Application for Use of Loan Limit”).

“Loan Market Quote Rate (LPR) ℽ refers to the loan market quoted rate applicable to RMB loans issued by the National Interbank Lending Center on the 20th day of each month (postponed in case of holidays).

“Enterprise online banking online self-help withdrawals”, refers to the opening of the borrower bank of communications co., LTD. (hereinafter referred to as the “enterprise online banking”) online bank online self-help withdrawal channels open, the borrower submit the relevant amount using the application materials, the relevant conditions approved by the lender and the borrower through enterprise online banking signed the line use application approved by the lender, the function of the corresponding loan withdrawal application, hereinafter referred to as the “online self-help withdrawals”.

“Bank receipt” means the valid vouchers provided by the lender to the borrower as the basis for accounting treatment after issuing the loan.

“Bank working days” and “working days” refer to the opening day of the banks corporate business where the lender is located, excluding statutory holidays and rest days (except for business adjustments due to holidays). If the loan date, repayment date, coupon payment date and maturity date meet the non-bank working day, it shall be postponed to the following bank working day accordingly.

“Related person” refers to the authorized agent, agent, legal representative, responsible person, controlling shareholder or actual controller, and the beneficial owner of the borrower Receiving or indirectly with related persons.

“Business stakeholders” means the parties to the transaction and other than the parties and the parties related to the transaction Body, as well as the parties to the transaction, the authorized agent, the agent, the legal representative, the responsible person, the controlling shareholder or the actual controller, the beneficial owner, etc.

The words of related parties, related party transactions and individual major investors have the same meaning as the accounting Standards for Business Enterprises No.36-Related Party Disclosure (Accounting [2006] No.3) and the same words in the subsequent revision of the standards.

Article 2. Use of the quota

▲▲ 2.1 When applying, the borrower shall fill in the Application form for the Use of the Limit, which can be used after the examination and approval of the lender. If the borrower uses the online self-service withdrawal function, the Application Form for Limit Use shall be signed through the enterprise online bank. For the relevant matters of signing the Application Form for Limit Use through the enterprise online bank, the borrower and the co-borrower promise as follows:

(1) the borrower shall, according to the requirements of the lender opened the bank of communications enterprise online banking, and submit the application of enterprise online banking signing application and enterprise signed the agreement signing business authorization and specify the borrower authorized personnel (hereinafter referred to as the “authorized person “) on behalf of the borrower and at the same time, and the application signed, the borrower enterprise online silver display online self-help withdrawal channels open.

(2) The authorized person shall log in the enterprise e-banking with the customer number and user number stipulated in Article 21.1 as stipulated in the Letter of Authorization for Business Agreement, and fill in the relevant information according to the requirements of the lender to complete the quota use application Request for signing operation. The borrower agrees to and confirm that all use this contract 21.1 of the enterprise net silver customer number, user number login enterprise net silver to complete the operation, are regarded as the authorized person himself, the financing business and documents signed are regarded as the borrower, the line use application of the borrower and the borrower signed column will load the borrower and common borrower electronic seal. The Borrower and the co-borrower shall bear all legal consequences arising therefrom and indemnify the Lender for all losses incurred thereby.

(3) due to force majeure and/or national policy changes, IT system failure, communication system failure, power system failure, loss of the borrower or its services or obstruction or delay (including but not limited to the borrower cannot log in enterprise online banking or login temporarily unable to handle the relevant business), the lender shall not take responsibility for this, the parties except otherwise agreed in the supplementary agreement. The foregoing agreement does not exempt the liability caused by the fault of the lender.

▲▲ 2.2 Each use of the quota is subject to meeting all of the following conditions:

(1) The loan balance does not exceed the amount;

(2) The loan amount applied for shall not exceed the balance of the amount;

(3) The application date and the loan date are within the credit extension period;

(4) The loan term and the maturity date of the loan are in accordance with the provisions herein;

(5) The security contract (if any) under this Contract has come into force and remained valid. If the security contract is a mortgage contract and/or pledge contract, the real right of security has been established and continuously valid;

(6) When the borrower has completed the government permission, approval and registration procedures required by the lender when applying for the loan, and such permission, approval or registration shall be valid;

(7) After this Contract comes into force, there is no material adverse changes in the borrowers operating and financial conditions, and the credit of the joint borrower has not deteriorated or any major changes or other events that have or may have a significant adverse impact on the repayment ability;

(8) The borrowers application meets the requirements of the relevant rules and regulations of the lender;

(9) The borrower and the co-borrower have not violated the provisions hereof;

(10) If the payment method of the loan is in accordance with the provisions of this contract and the lender is entrusted with the payment, the lender agrees to pay;

▲▲ 2.3 If the lender agrees to issue the loan, the final loan information shall be subject to the bank receipt.“Application for the use of the quota” as the “loan certificate”.

▲▲ 2.4 If the currency of the Application for the Use of the Limit is inconsistent with the currency of the quota, only for the purpose of determining the balance, the quota shall be converted according to the daily exchange rate published by the Bank of Communications Co., Ltd. If there is no directly applicable exchange rate, it shall be converted at the exchange rate determined in a reasonable manner.

▲▲ 2.5 After the Borrower becomes the shareholder of the Guarantor or the “actual controller” as defined in the Company Law, the Lender has the right to suspend or cancel the unused loan amount of the Borrower before the guarantor provides the resolution of the shareholders meeting (shareholders meeting) accepted by the Lender on the agreement to provide guarantee for the Borrower.

Article 3 Planning and payment of interest rate and interest

3.1 Basic rules for determining interest rates

3.1.1 The annual interest rate (single interest) of the loan under this Contract shall be agreed by both parties in the Application form for the Use of the Limit after each negotiation of the quota. If the annual interest rate is determined according to the pricing benchmark, the annual interest rate shall be based on the Application form The agreed pricing benchmark plus (minus) points (1 basis point is 0.01 percent, 1 percentage point is 100 basis points) is calculated.

3.1.2 both parties in the quota use application agreement applicable fixed rate, the fixed rate value bar recorded specific value, each loan specific rate to the amount of the fixed rate value of recorded value, the specific value in the quota use application agreed pricing benchmark applicable date applicable loan market quotation rate (LPR) specific value (hereinafter referred to as: “LPR value”), according to the quota use application of the plus (minus) point value. If the column of the fixed interest rate value does not record the specific value, the specific interest rate of each loan shall be determined according to the value of addition (minus) points agreed in the Application for Limit Use on the basis of the LPR value applicable to the pricing benchmark agreed in the Application for Use of Limit.

Both parties in the quota use application agreement applicable floating interest rate, the specific interest rate of each loan in the quota using the application form agreed pricing benchmark applicable date on the basis of LPR value, according to the quota use application agreement plus (minus) point value, interest rate floating rules, interest rate floating cycle, interest rate floating cycle unit and specific date floating starting date (if necessary).

3.1.3 day interest rate = monthly interest rate/30, monthly interest rate = annual interest rate/12.

▲▲ 3.2 Lending interest rate

The loan interest rate at the time of each loan shall be determined on the basis of the LPR value applicable to the Application Date of the Pricing Benchmark as stipulated in the Application for Limit Use. The “applicable date of the pricing benchmark” is taken as the T day, and the applicable LPR value on the T date is the loan market quoted rate (LPR) value most recently released by the date of T.

3.3 Adjustment of interest rates

3.3.1 If the Application form for the Use of the Limit is recorded as a fixed interest rate, the loan shall implement the recorded interest rate during the loan term.

▲▲ 3.3.2 the line use application records for floating interest rate, the loan according to the line use application of the interest rate floating rules, interest rate floating cycle, interest rate floating cycle unit and specific date floating starting date (if necessary) and the contract to determine the loan interest rate adjustment date, since the loan interest rate adjustment from the date of the adjusted interest rate.

3.3.2.1 During the loan period, the period of loan rate adjustment shall be calculated from the “loan entry date” or “specific start date” according to the “selected at the” interest rate floating rule “. Interest rate floating cycle Fill in the number of interest rate floating cycles, the unit of interest rate floating cycle can choose on a daily or monthly basis. If the floating cycle number of the interest rate is filled in “1”, Floating cycle unit select “daily”, From the “loan entry date” or “specific date floating start date”, Daily is the loan interest rate adjustment day; If the floating cycle number of the interest rate is filled in “3”, Floating cycle unit select “daily”, From the “loan entry date” or “specific date floating start date”, Every 3 days is the loan interest rate adjustment date; If the floating cycle number of the interest rate is filled in “1”, Floating cycle unit selects month by month, From the “loan entry date” or “specific date floating start date”, Each full 1 month day is the loan interest rate adjustment date; If the floating cycle number of the interest rate is filled in “3”, Floating cycle unit selects month by month, From the “loan entry date” or “specific date floating start date”, Every 3 months is the loan interest rate adjustment date, the rest may be deduced by analogy.

3.3.2.2 loan interest rate adjustment date of the loan interest rate adjustment day on the basis of the applicable LPR value, unless otherwise agreed in this contract or both parties agree to adjust the interest rate plus (minus) point value, interest rate plus (minus) points still according to the loan corresponding line use application in the agreed rate plus (minus) point value. Taking the “loan rate adjustment date ” as T and T, the applicable LPR value is the loan market quoted rate (LPR) value recently released by T.

▲▲ 3.3.3 If the Loan Market Rate Rate (LPR) is cancelled according to the regulatory requirements or the corresponding issuing agency stops issuing according to the regulatory requirements, the parties shall adjust the loan interest rate, but the adjusted interest rate shall not be lower than the applicable interest rate at the time; however, the lender has the right to announce the early maturity of the loan.

▲▲ 3.3.4 Both parties may adjust the value of the plus (minus) point of the corresponding loan rate after the adjustment of each loan rate.

3.4 The penalty interest rate of overdue loans shall be increased by 50% according to the interest rate agreed herein, and the penalty interest rate of misappropriated loans shall be increased by 100% according to the interest rate agreed herein. If the floating rate loan is adjusted in the loan market quoted interest rate (LPR), the lender shall have the right to adjust the penalty interest rate applicable to each loan accordingly, and the new penalty interest rate shall be applied from the date of adjustment of the loan interest rate agreed in the corresponding Application for the Use of the Limit.

3.5 The calculation of the interest

3.5.1 Normal interest = the number of days occupied by the interest rate loan amount agreed herein.

The number of days of occupation shall be calculated from the loan date (including) to the maturity date (excluding), and the maturity date shall be extended on non-working days. The extension period shall be included in the number of days, and the interest shall still be calculated as agreed herein.

3.5.2 The penalty interest for overdue loans and misappropriated loans shall be calculated according to the overdue or misappropriated amount and the actual number of days (from the date of overdue or misappropriation (including) to the date of repayment of principal and interest (excluding)).

3.5.3 In case of the calculated interest/penalty decimal point, the lender will keep the two decimal places according to the rounding method.

▲▲ 3.6 If the borrower pays the loan in advance or the lender recovers the loan in advance according to the contract, the corresponding interest rate shall not be adjusted and the interest rate agreed herein shall still be implemented.

Article 4 Payment of the loan

4.1 The loan account designated by the borrower shall be subject to the provisions in the Application for Limit Use. If the loan account designated by the borrower is opened in a special loan issuance account of the lender, the issuance and payment of the loan shall be handled through the account. The account is only used for the issuance of loan funds and external payment, and only sells the “settlement business application” voucher. It may not handle checks, draft, bank acceptance bill and other businesses, and shall not be used for other settlement. When the borrower pays the loan funds independently, it must handle them at the counter of the account opening outlet. The deposit interest of this account is credited to the borrowers repayment account.

4.2 When the borrower draws the loan in accordance with the provisions hereof, it shall specify the payment method (the lender makes entrusted payment or the borrower pays independently), and only one payment method can be used for each withdrawal.

4.3 Entrusted payment by the Lender means the lenders entrusted payment according to the borrower Power of attorney, after issuing the loan as agreed herein, the loan funds shall be directly paid through the borrowers account to the borrowers counterparties in accordance with the purpose agreed herein.

If the amount of a single payment exceeds the limit of independent payment or meets one of the conditions stipulated in Article 18.3, the loan entrusted payment method shall be adopted.

Using the lender entrusted payment, the borrower shall submit to the lender using the amount of application, the corresponding entrusted to pay the power of attorney and the lender required by other information (including but not limited to business contracts, invoices and receiving documents such as transaction data), clear the use of the loan amount and payment object and amount, the loan amount should be equal to the total amount of payment.

▲▲ If the payment proposed by the Borrower is not in conformity with this Contract or the corresponding business contract or has other defects, the Lender shall have the right to refuse to pay and return the power of attorney for entrusted payment submitted by the Borrower.

▲▲ If the Lender agrees to pay, if the Lender fails to pay the refund due to the incorrect information provided by the borrower, the Borrower shall resubmit the relevant documents and materials containing the correct information within the time limit specified by the Lender, and the Lender shall not be liable for the delay or failure of the payment.

4.4 Independent payment by the borrower means that after the lender issues the loan funds to the borrowers account according to the contract, the borrower shall independently pay the counterparty to the borrower conforming to the purposes agreed herein.

If the borrower makes independent payment, the borrower shall submit to the lender an application for the use of the amount, instructions for the use of funds and other materials required by the lender. The borrower shall summarize and report the payment of the loan funds to the lender on time. The lender has the right to check whether the loan payment conforms to the agreed purpose by means of account analysis, voucher inspection, on- site investigation, etc. The borrower and the co- borrower shall cooperate with the lender in the verification.

Article 5 Repayment of loans

5.1 The repayment account of the borrower shall be subject to the provisions in the Application form for The Use of the Limit. If multiple repayment accounts are agreed, the lender may use the funds in any account for the repayment of the loan. The borrower and the co-borrower shall make the repayment according to the repayment date and amount recorded in the corresponding Application for the Use of the Limit.

▲▲ 5.2 The repayment arrangements of the principal and interest agreed by the borrower, the co-borrower and the lender in the Application for the Use of the Limit are the true intention reached by the three parties on a voluntary basis after negotiation. Under the repayment arrangement chosen by the three parties, whether the principal has been repaid before the interest shall not affect the repayment liability of the borrower and the co- borrower for the interest payable, and the borrower and the co-borrower shall not defend against the repayment of the interest payable. Under any repayment arrangement, both the borrower and the joint borrower shall bear the repayment responsibility for all the principal and interest payable.

▲▲ 5.3 If the borrower and the joint borrower repay the amount (including the active repayment of the borrower and the joint borrower and the deduction of the lender in accordance with this contract) and fail to fully repay all the debts:

(1) It shall be used to pay off the expenses due and unpaid. If the principal and interest are less than 90 days overdue, the balance after the offset fee shall be used to offset the unpaid interest or penalty interest or compound interest and then to offset the unpaid principal; if the principal or interest is more than 90 days overdue, the balance after the offset fee shall be used to offset the unpaid principal and then to offset the unpaid interest or penalty interest or compound interest;

(2) If the borrower has multiple debts (including the debts of the borrower to the Lender under other contracts), the lender shall have the right to decide the repayment order of the borrower, as long as the repayment order does not violate the applicable laws, regulations, rules and regulations of the Lender and relevant regulatory requirements. The lender shall Notify the borrower of the result of the debt payment. Unless otherwise agreed by the parties on this paragraph.

Article 6 Representations and warranties of the borrower and the co-borrower

6.1 The Borrower is established and legally existing according to law. Both the Borrower and the co-borrower have all the necessary rights and capabilities, and are able to perform the obligations under this Contract and bear civil liabilities in their own name.

6.2 The signing and performance of this Contract is the true expression of the intention of the borrower and the co-borrower, and through all necessary consent, approval and authorization, without any legal defects.

6.3 The production and operation of the borrower and the co-borrower are legal and compliant, have the ability to continue the operation, have legal sources of repayment, involve no major environmental and social risks, and have no major bad credit record. The borrowers senior management staff has no bad record.

6.4 All the documents, statements, materials and information provided by the Borrower and the joint Borrower in the process of signing and performance of this Contract are true, accurate, complete and effective, do not conceal any information from the lender that may affect its financial position and repayment ability, and the financial condition of the Borrower has not had significant adverse changes since the latest financial statements.

▲▲ 6.5 The Borrower and the co-borrower, their related persons and business parties are not included in the sanctions list issued by the United Nations and the corresponding countries, organizations and institutions and in the list of fear-related and anti-money laundering related risks issued by the Chinese government departments or competent authorities; they are not located in the countries or regions sanctioned by the United Nations and the corresponding countries, organizations and institutions.

▲▲ 6.6 The Borrower and the co-Borrower guarantee to comply with the national Anti- money laundering law Law, laws and regulations and related policy requirements, not engaged in assisting others in money laundering, terrorist financing, tax evasion, cash evasion of bank debt, cash, telecom fraud, illegal fund raising and other illegal activities, actively cooperate with the lender to carry out customer identity, transaction record keeping, customer identity and transaction background due diligence, large and suspicious transaction report the anti-money laundering work, and provide the relevant documents according to the lender.

Article 7 The Rights and Obligations of the Lender

7.1 The Lender shall have the right to recover the principal and interest of the loan (including compound interest, overdue interest and misappropriation of the loan, etc.) as agreed herein, collect the fees payable by the borrower and the co- borrower, have the right to recover the loan in advance according to the withdrawal of the borrower, and exercise other rights stipulated by law or agreed herein.

▲▲ 7.2 During the performance of this Contract, the Lender shall only conduct a formal review of the information provided by the borrower and the co-borrower. The Lender shall not be liable for the failure to complete the entrusted payment in time due to the untrue, inaccurate or incomplete materials provided by the borrower and the co- borrower or the payment by the borrower in violation of this Contract.

▲▲ 7.3 The Lender shall issue the loan and make the payment as agreed herein. If the Lender fails to issue the loan or handle the payment on time due to any of the following reasons, the Lender shall not be liable, but shall promptly notify the borrower that the loan account designated by the borrower has been frozen, the account of the payment object has been frozen, force majeure, communication or network failure, the lenders system failure, etc. Unless otherwise agreed upon in this contract.

▲▲ 7.4 According to the regulatory requirements that the lender needs to follow, the lender will conduct dynamic assessment of money laundering, terrorist financing, tax evasion and other risks of the borrower, and believe that the borrower and the borrowers transaction instructions involved in money laundering, terrorist financing, When the risk of tax evasion is high, they have the right to adopt one or all of the measures set out in Treaty 9.2.

Article 8 Obligations of the borrower and the co-borrower

8.1 The Borrower and the co-borrower shall repay the principal of the loan and pay the interest according to the time, amount, currency and interest rate specified in this Contract and the corresponding Application for the Use of the Limit.

If the fund withdrawal account designated by the borrower is used to collect the corresponding sales revenue or planned repayment funds, and the corresponding sales income is settled in a non-cash way, the borrower shall ensure that the amount is transferred to the fund withdrawal account in time after receiving the funds. The Borrower shall provide the in flow and exit of the funds withdrawal account as required by the Lender.

8.2 The borrower shall use the loan according to the purposes specified in the corresponding Application for Use of quota, and shall not use the loan for other purposes, and shall not transfer the loan for fixed assets investment, equity investment, purchase of other financial products arbitrage and the fields and purposes prohibited by the state.

The borrower shall use the loan funds in the agreed manner and shall not avoid the entrusted payment by the lender. If the borrower pays the loan independently, the borrower shall use the loan within a reasonable time as required by the lenders regulatory authority, and the payment of the loan funds shall comply with the provisions hereof.

▲▲ 8.3 The Borrower and the co-borrower shall bear the settlement fees (if any) of the loan funds payment (including the entrusted payment of the Lender and the independent payment of the borrower). The specific fees shall be implemented in accordance with the laws, regulations, rules, regulatory regulations and the List of BOCOM Service Fees published by the lender at the time.

The loan account is a special loan issuance account. When the loan fund payment (including the entrusted payment by the lender and the independent payment by the borrower), the collection account does not belong to the account opened in the Bank of Communications, and the fund payment may be paid through the Peoples Bank of China Unified or same-city exchange system handling.

If the loan account is not a special loan issuance account, when the loan funds are paid (including the entrusted payment of the lender and the independent payment of the borrower), if the collection account is an account of another bank in other places, the fund payment shall be handled through the payment system of the Peoples Bank of China.

▲▲ 8.4 The Borrower and the joint Borrower shall cooperate with the Lender in loan payment management and supervise and inspect the use of the loan and the operation situation of the borrower, timely provide the financial statements, records and data of the loan funds, related parties, environmental and social risk reports, and other materials and information, and ensure the authenticity, completeness and accuracy of the documents, materials and information provided.

▲▲ 8.5 The Borrower or co-Borrower shall notify the Lender in writing of any of the following matters and shall not take any action until paying off all the principal and interest of the Loan under this Contract or providing the repayment scheme and guarantee approved by the Lender:

(1) Sell, gift, lease, lend, transfer, mortgage, pledge or otherwise dispose of all or most of the assets or important assets;

(2) Major changes have taken place in the management system or property rights organization form, including but not limited to the implementation of contracting, leasing, joint venture, company system transformation, stock cooperative system transformation, enterprise sale, merger (merger), joint venture (cooperation), division, establishment of subsidiaries, equity transfer, property right transfer, capital reduction, etc.

(3) Foreign investment or increased debt financing exceeds the agreed limit.

▲▲ 8.6 The Borrower shall notify the Lender in writing within 7 days from the date of occurrence or possibility of the following matters and submit relevant certificates in accordance with laws and regulations, regulatory provisions and requirements of the Lender:

(1) The borrower or its affiliated party shall amend the articles of association, change the name of the enterprise, legal representative (responsible person), domicile, mailing address, business scope and other industrial and commercial registration items, or make a decision that has a significant impact on the financial and personnel affairs;

(2) The borrower, its affiliates or guarantor intends to apply for bankruptcy or may or has been filed for bankruptcy by the creditor;

(3) the borrower or its affiliates involved in major litigation, arbitration, administrative measures, or the main assets or collateral under the contract is taken property preservation or other compulsory measures, or the main assets or the security under the security of this contract or may be affected or value reduced or may decrease;

(4) The Borrower or its affiliated party provides security for a third party and thus has a material adverse impact on its economic condition, financial position or its ability to perform its obligations hereunder;

(5) A contract signed by the borrower or its affiliates that has a material impact on its operation and financial condition;

(6) The Borrower shall pay off outstanding debts in advance or other maturing debts, add collateral for other existing debts, or make any similar arrangement or sign relevant documents;

(7) The borrower, its affiliated party or the guarantor stops production, closes business, disbanded, stops business for rectification, is revoked or its business license is revoked;

(8) The borrower or its affiliates, the main investor of the borrower or its affiliated parties, the legal representative (responsible person), director or principal managers of the borrower or its affiliates are missing, involved in violation of laws and regulations or violation of the applicable exchange rules or have abnormal changes;

(9) The borrower or its affiliated parties have serious difficulties in business operation, or deterioration of financial condition, or other events that have a negative impact on the operation, financial position or solvency or economic situation of the borrower or its affiliated parties;

(10) Related party transactions occur, and the transaction amount reaches or exceeds 10% of the recently audited net assets;

(11) Where the Borrower becomes or may become a guarantor shareholder or an “actual controller” as defined in the Company Act before paying off all debts under this Contract;

(12) The borrower or its affiliated parties cause liability accidents or are exposed by the media for violation of laws and regulations, regulatory regulations, national policies or industry standards;

(13) Safety or environmental accidents occur to the borrower or its related parties;

(14) The control or controlled relationship between the borrower and the borrower changes;

(15) Major equity change of the borrower or its related party;

(16) The audit opinion of the borrowers external auditor on its financial statements is not standard unqualified;

(17) The Borrower is or may be investigated, punished or take other similar measures by competent authorities for violation of laws, regulations and/or regulatory requirements;

(18) The Borrower or its related persons and business related parties are included in the sanctions list issued by the United Nations and corresponding countries, organizations, and institutions, and the risk list related to terrorism and anti-money laundering issued by Chinese government departments or competent authorities; or the Borrower or its related parties or the business related parties are included in the list of sanctions countries and regions issued by the United Nations and corresponding countries, organizations and institutions;

(19) other material adverse events affecting the solvency of the borrower or its related parties.

▲▲ 8.7 In case the guarantee under this Contract is not conducive to the creditors rights of the Lender, the Borrower shall timely provide other guarantees approved by the Lender as required by the Lender.

The “change” mentioned in this paragraph includes but is not limited to: merger, division, suspension, suspension of business, dissolution, suspension of business for rectification, cancellation, revocation of business license, application or application for bankruptcy; Significant changes in the operating or financial position of the guarantor; The guarantor is involved in major litigation, arbitration, administrative measures, Or the main assets are taken for property preservation or other compulsory measures; The safe and sound condition of the collateral is affected or may be affected; The value of the security is reduced or may be reduced or compulsory measures such as property preservation are taken; The guarantor or its legal representative (responsible person) or the main management personnel is involved in the violation or the violation of the applicable exchange rules; Where the guarantor is an individual, Missing or death of the guarantor (declared death); The guarantor violates the contract under the guarantee contract; A dispute arises between the guarantor and the borrower; The guarantor requests the termination of the guarantee contract; The guarantee contract is not effective or invalid or revoked; The security real right is not established or invalid; Or other events affecting the security of the lenders creditors rights.

▲▲ 8.8 The Borrower undertakes that from the date of signing this Contract and up to the completion of all loan principal, interest and related expenses under this Contract, the borrowers financial indicators, rating of external agencies and production and operation qualification/license shall always conform to the contract. If the production and operation qualification/license needs annual examination, it shall pass the annual examination on time.

8.9 the borrower and the borrower guarantee that the borrower, the borrower and the borrower staff and agent does not provide, give, claim, or accept any kind of material benefits (including but not limited to cash, physical card, travel, etc.) or other intangible benefits Benefit; do not use the funds or services provided by the Lender directly or indirectly for activities related to corruption or bribery; if the Borrower and the co-borrower are aware of any violation of this Treaty, they shall provide the lender with clues and relevant information, truthfully, completely and accurately, in accordance with the Lender.

8.10 The co-borrower and the Borrower bear the same repayment liability. Once the Lender makes the loan in accordance herein, the Lender may claim all the creditors rights to the Borrower or either party of the co-borrower. Neither the borrower or the joint borrower shall refuse to perform the repayment obligation to the lender with any internal agreement or any other objection to the debt undertaking. The borrower shall not refuse to perform the repayment obligation on the grounds that the loan is used or misappropriated by the joint borrower, and the joint borrower shall not refuse to perform the repayment obligation on the grounds that the loan is used or misappropriated by the borrower.

8.11 The Joint Borrower shall notify the Lender in writing within 7 days from the occurrence or possible occurrence of the following events:

(1) Litigation, arbitration, administrative measures, property preservation measures, enforcement measures or other major adverse events that have or may have significant adverse effects on the repayment ability of the joint borrower;

(2) Major changes in the work and income of the co-borrower or his/her family members;

(3) The name/name, residence, contact information, business scope and mode of the joint borrower are changed;

(4) The residence, amount of investment, and investment method of the trade account and other investors are changed;

(5) The co-borrower sells, leases, transfers or otherwise dispose of all or most of the firms assets;

(6) The transaction of the loan is negative or the transaction progress is abnormal.

(7) other circumstances of loss or possible loss of the ability to repay.

▲▲ Article 9 Adjustment of quota, early maturity of loans and repricing of risks

9.1 Any of the following events shall be considered as “early expiration events” of the Contract:

(1) The borrower and the co-borrower fail to repay the loan principal or pay the interest as agreed in the Application for Limit Use herein;

(2) The representations and warranties made by the borrower and the co-borrower under this Contract are not true;

(3) Any one of the matters listed in Article 8.6 and Article 8.11 actually occurs and affects or may affect the security of the lenders claims;

(4) The loan made by the lender in this Contract constitutes or may constitute violations or regulations due to changes in laws, regulations and regulatory policies;

(5) The borrower and the co-borrower have defaulted or have debts that may or have been declared due early when performing other contracts concluded with the lender or contracts concluded with a third party;

(6) The borrower and the co-borrower violate any other provisions of this Contract.

9.2 In case of any “early maturity event”, the Lender has the right to take any one, multiple or all of the following measures:

(1) Reduce, suspend or cancel the amount under this contract;

(2) Stop issuing the loans that have not yet been used by the borrower;

(3) Stop the payment of the loans that have been used by the borrower but that have not yet been used;

(4) Require the borrower to negotiate with the lender on supplementary loan issuance and payment conditions within a limited time limit;

(5) Require the borrower to change the payment method as required by the lender;

(6) The risk repricing of the loan is executed according to Article 9.3;

(7) Unilaterally declare that all the principal of the loan issued under the contract is due in advance and require the borrower and the co-borrower to immediately repay all the due loan principal and settle the interest.

9.3 According to the production and operation situation of the borrower at the time of signing this Contract, both parties determine the agreed interest rate and its adjustment after mutual agreement through negotiation. The Borrower and the Co-Borrower agree that in the event of the Lender shall have the right to reprice the risk of the Loan as defined in this Agreement.

9.3.1 Risk repricing includes two ways: negotiating repricing and directly raising the loan interest rate. The risk repricing method adopted in this contract shall be agreed upon by both parties in Article 19.

9.3.2 “Negotiated Repricing” means that the Lender has the right to require the borrower and the co-borrower to negotiate with the lender to raise the loan interest rate within a limited time limit, and both parties shall determine the “Repricing date” and the relevant interest rate in the form of supplementary agreement.

9.3.3 “Direct increase in the Loan interest rate” means that the Lender has the right to directly raise the loan interest rate in accordance with this Article and Article 19.

9.3.3.1 As of the “Repricing Date” on which the lender in writing notifies the Borrower and the co- borrower, the increased loan interest rate shall be implemented to the borrower and the co-borrower as of the Repricing Date.

9.3.3.2 If the loan currency is RMB, the increased loan interest rate of each loan shall be determined on the basis of the LPR value applicable to the “Repricing Date” according to the addition (minus) value stipulated in Article 19.2. Taking the “repricing date” as day T and day T, the applicable LPR value is the loan market quoted rate (LPR) value recently released by day T.

9.3.4 After the lender implements the risk repricing according to the aforementioned agreement, the new interest rate shall be implemented starting from the “repricing date”. On the basis of this interest rate, the fluctuation shall be adjusted in accordance with Article 3 of this Contract. If both parties agree to change the relevant agreement through negotiation, the agreed agreement shall be followed. If the loan is overdue (including the borrower and the co-borrower fail to repay on time or the lender announces the early maturity) or misappropriated, the overdue and misappropriated penalty interest rate shall be determined on the basis of the new interest rate (including the floating adjusted interest rate agreed herein), and the interest rate calculated compound interest shall be adjusted accordingly.

9.3.5 The execution of “risk repricing” shall not be deemed or construed as a waiver of other rights stipulated by laws and regulations and agreed herein. The Lender shall have the right to take other protective measures for creditors rights, including, but not limited to, any according to the measures specified in Article 9.2.

▲▲ Article 10 for breach of contract

10.1 the borrower or common borrower did not timely repay the loan principal, pay interest or not according to the contract and the quota use application purpose use the loan, the lender according to the overdue loan penalty rate or misappropriate loan penalty interest rate, penalty interest rate adjustment in accordance with the contract, calculate the compound interest rate also adjust accordingly.

10.2 If the borrower or the co-borrower fails to repay the loan principal and pay the interest in full and on time, it shall jointly bear the collection paid by the lender to realize the creditors rights Fees, legal costs (or arbitration fees), preservation fees, announcement fees, execution fees, attorney fees, travel expenses and other expenses.

▲▲ Article 11 The deduction agreement

11.1 If the Borrower and the co-borrower authorize the loan principal, interest, penalty interest, compound interest or other expenses due and payable, the Lender has the right to deduct the funds from any account opened by the Borrower or the co-borrower in all branches of Bank of Communications Co., Ltd. for repayment.

11.2 After the deduction, the lender shall notify the borrower of the account number, the contract number, the number of the Application for the Use of the Limit, the amount deducted and the remaining debt amount.

11.3 If the deducted proceeds are insufficient to pay off all the debts of the borrower, the debts to be repaid shall be determined as agreed in accordance with this contract.

11.4 If the currency of the deducted proceeds is inconsistent with the debt to be repaid, it shall be converted into the amount to offset the debt according to the exchange rate announced by Bank of Communications Co., Ltd. at the time of deduction. If it is necessary to go through the procedures of foreign exchange settlement, sale or foreign exchange exchange, the borrower and the co-borrower shall be obliged to assist the lender in handling the procedures as required by the lender, and the exchange rate risk shall be borne by the borrower and the co-borrower.

▲▲ Article 12 Notice

12.1 The contact information (including mailing address, contact telephone number, fax number, etc.) filled in by the borrower and the co-borrower in this Contract is all true and valid. Ren 1 In case of any change of contact information, the borrower or the co-borrower shall immediately send/send the change information in writing to the mailing address of the lender for filling in this Contract. Such change in information shall take effect after the Lender receives a notice of the change.

12.2 Unless otherwise expressly agreed herein, the Lender applies to the borrower or jointly Any notice of the Borrower that the Lender has the right to proceed by any of the following. The Lender has the right to choose the form of notification it thinks fit and shall not be liable for error, omissions or delay in mail, fax, telephone or any other communications system. If the lender chooses a variety of notification methods at the same time, the faster arrival of the borrower or the co-borrower shall prevail. In the same event, the lender issues more than one notice to the borrower or the joint borrower, unless otherwise specified in the notice, only after the time of the notice is given.

(1) Announcement, the date on which the lender issues the announcement on its website, online banking, telephone banking or business outlets shall be regarded as the date of service;

(2) Delivery by special person, and the earlier date of receipt by the borrower or the co-borrower shall be deemed as the date of delivery;

(3) Mail (including express mail, express mail, express mail, registered mail) to the mailing address of the borrower or co-borrower recently known to the lender, and the third day (in the city)/5th day (in other places) shall be deemed as the date of delivery;

(4) If fax, mobile phone SMS or other electronic communication means shall be delivered to the fax number of the borrower or the borrower or the mobile phone number or email address designated by the borrower or the borrower, the date of delivery shall be deemed as the date of delivery. The aforementioned service means that the relevant information enters the server terminal of the service provider without the actual display of the relevant information on the customer terminal.

12.3 The Borrower and the co-Borrower agree that unless the Lender receives a written notice from the Borrower and the co-Borrower regarding the change of mailing address, the mailing address that the Borrower and the co-Borrower fill in this Contract is the address where the court serves judicial documents and other written documents to the Borrower and the co-Borrower. The scope of application of the above service address includes but is not limited to the first instance of civil action, objection to jurisdiction and reply to it Discussion, second instance, retrial, rehearing and execution procedures, etc. If the borrower and the co-borrower respond to the lawsuit and directly submit the confirmation of service address to the court, and the confirmation address is inconsistent with the correspondence address known by the lender, the court has the right to serve the address on the confirmation of service address.

During the dispute settlement of this Contract, the court may serve the written judgment, order and conciliation statement to the borrower and the co-borrower by any of the following means:

(1) By mail delivery (including express mail, plain mail, registered mail), the date of receipt of the borrower or the co-borrower on the service return certificate;

(2) It shall be delivered by special person on the date of the receipt of the receipt shall be regarded as the date of service.

Court by mail service (including express mail, ordinary mail, registered mail), such as the borrower or the borrower in receipt or the borrower and the mailing address or the actual mailing address change but the lender has not received the borrower or the borrower changing the address about the written notice, judgment, orders, conciliation statement is returned, to the date of the document is returned as the date of service.

If the court adopts the method of special service, if the borrower or the co-borrower fails to sign on the receipt, the date of the delivery of the record of the receipt on the spot shall be the date of service.

In addition to the judgment, order, conciliation statement, any notice of the court to the borrower or the co-borrower, the court has the power to proceed through any means of communication as stipulated in Article 12.2. The court shall have the power to choose the mode of communication that it thinks fit and shall not be liable for any error, omission or delay in mail, fax, telephone, telex or any other communication system. The court simultaneously chooses multiple modes of communication, The faster arrival of the borrower or the co- borrower shall prevail.

12.4 This Treaty is an independent dispute resolution clause in the Contract. The invalidity, cancellation or termination of this Contract shall not affect the validity of this clause.

▲▲ Article 13 Information disclosure and Confidentiality

13.1 For acquisition and knowledge of the borrower and the undisclosed information and information, the borrower to the use of relevant information and data (including but not limited to collection, storage, use, processing, transmission, provide, open, etc.) shall not violate the laws, regulations and regulatory requirements, and shall be the confidentiality responsibility according to law, do not disclose such information and information to a third party, except the following circumstances:

(1) Disclosure is required by applicable laws and regulations;

(2) Disclosure required by judicial departments or regulatory authorities according to law;

(3) If the borrower and the co-borrower fail to repay the loan principal and/or pay the interest in full and on time, the lender needs to disclose to the external professional consultant of the lender and allow the use of the lender on the basis of confidentiality to realize the claims under this Contract;

(4) reasonably performing other acts in order to safeguard the public interests or the legitimate rights and interests of the borrower and the co-borrower;

(5) The Borrower or the co-borrower agrees to or authorizes the lender to make the disclosure.

13.2 The Borrower and the co-borrower confirm that they have signed the credit information inquiry and provision letter of authorization. The lender shall inquire, use and keep the credit information of the borrower and the co-borrower within the scope specified in the authorization letter.

13.3 Under the circumstances specified in Articles

13.1 and 13.2 of this Contract Money and the borrower further agreed to the bank of communications co., LTD. In the following circumstances can use or disclose the borrower and the common borrower information and information, including but not limited to the basic information of the borrower and the borrower, credit transaction information, bad information and other relevant information and information, willing to bear all the resulting consequences:

To the business outsourcing institutions, third-party service providers, other financial institutions and other institutions or individuals deemed necessary by the lender for the following purposes, Including but not limited to other branches of Bank of Communications Limited, Or subsidiaries wholly or partially owned by Bank of Communications Limited, Disclosure and permission to use such information and materials on the basis of confidentiality: ① For the purpose of conducting the bank credit business or related to the bank credit business, For example, promote the credit business of Bank of Communications Co., Ltd., the collection of borrowers and co-borrowers, and the transfer of bank credit business claims; ② Provide or may provide new products or services or further services to the Lender to the Borrower and co-borrowers.

Whether this Article 13.3 applies is subject to the parties stipulated in Article 21.2 hereof.

Article 14 App lication of law and dispute resolution

This Contract shall be governed by the laws of the Peoples Republic of China (excluding the laws of Hong Kong, Macao and Taiwan for the purposes of this Contract). The dispute hereunder shall be brought to the court of jurisdiction where the lender is located, except as otherwise agreed herein. During the dispute period, the parties shall continue to perform the provisions without the dispute.

Article 15 The effectiveness and composition of the contract

15.1 This Contract shall come into force upon being signed by the Borrower, the co-borrower and the Lender. It means that the Borrower appoints the authorized person to represent the Borrower and also act as a party Fill in and confirm the relevant information according to the prompts of the enterprise e- banking interface, sign and submit with the electronic signature successfully, and the lender completes the verification and confirmation of the contract submitted by the borrower and the co-borrower, and sign with the electronic signature. Borrower and common borrower know, the lender to the borrowers enterprise name, certificate type, certificate number and the joint of the borrowers name, identity document type, identity document number sent to have legal electronic signature authentication service qualification of third party institutions, used to make digital certificate, to generate legal and valid electronic signature. The foregoing digital certificate is limited to the use of this time, but the third party will store the relevant information of the borrower and the co-borrower sent by the Lender for subsequent authentication. Borborrower and the borrower has known and agree to sign the contract in the electronic signature way and the loan contract under the green credit supplementary agreement the line use application and the entrusted payment power of attorney, the corresponding electronic signature is the borrower and the borrower know this contract content and agree to sign the true meaning of this contract. The Borrower and the co-borrower shall bear all legal consequences arising therefrom and indemnify the Lender for all losses incurred thereby.

15.2 The Application Form for the Use of the Limit and other relevant documents and materials signed when using the limit under this Contract shall be an integral part of this Contract.

15.3 The Application form for the Use of the Limit is a supplement to this Contract. Unless otherwise agreed in the Application for the Use of quota, the rights and obligations and related matters between the borrower and the co-borrower and the lender shall still be subject to the provisions hereof of this Contract.

Article 16 Specific contents of the quota

16.1 Currency: RMB; in words: three million only; only for RMB loans; this line is a revolving line.

16.2 The credit term is from September 09,2024 solstice September 09,2027.

Article 17 Interest rate agreement

If the currency of the loan is foreign currency, the determination of interest rate, the adjustment of interest rate and the relevant agreements of the penalty interest rate for overdue and misappropriated loan are as follows:

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Article 18 Specific agreements on the issuance, payment and repayment of loans

18.1 The term of each loan used under this contract shall not be longer than December months☑

☐ Days, and the maturity date of all loans is no later than 2027-12-09.

18.2 The limit of independent payment under this contract is RMB 3,00.00 million.

18.3 If one of the following conditions is met, the entrusted payment method of the lender shall be adopted:

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18.4 If the borrower makes an independent payment, the borrower shall summarize and report the payment situation of the loan funds to the lender within 15 days after the issuance of the loan.

▲▲ Article 19 Specific provisions on risk repricing

19.1 This contract adopts the following (1) risk repricing method: (1) negotiate repricing; (2) directly raise the loan interest rate.

19.2 In the way of “directly raising the loan interest rate”: the plus (minus) point value of the raised interest rate is: ☐ no plus or minus point ☐ plus percentage point ☐ minus percentage point. If a loan is otherwise agreed, the interest rate after the loan is increased (minus) The point value shall be subject to the records in the applicable application.

Article 20 Contact information

Contact between the borrower and the co- borrower to receiving the notice agreed in Article 12

The methods include:

Address:	Room 2,304, No.168, Fengqi Road, Phase III, Software Park, Torch High-tech

Zone, Jimei District, Xiamen, Xiamen, Fujian, China

To: Huang Zhuoqin

Postal code: 361000
Tel.: 13599518650
Mobile phone number: 13599518650 Fax: e mail address:

Article 21 Other agreed matters

21.1 The customer number of enterprise online banking stipulated in Article 2.1 (2) hereof is 0020290021 and the user number is 00001.

21.2 The parties agree that the applicable contract ☐ shall not apply to clause 13.3.☑

21.3 The clause of “Limit Balance” in Article 1 is amended to read: (reversed by the system according to the actual business situation of the borrower)

“Limit Balance” means the amount after the following amount:

☑ Loan balance under this Contract.

☐ The loan balance under this Contract and the loan balance under the Working Capital Loan Contract signed by both parties at No.

Borrower: Xiamen Pupu Digital Technology Co., LTD Legal representative (responsible person): Huang Zhuoqin Legal address: Room 2,304, No.168, Fengqi Road, Phase III, Software Park, Torch High-tech Zone, Jimei District, Xiamen City, Fujian Province, China

Co-borrower: Huang Zhuoqin

Certificate name: the second-generation of resident identity card

Certificate No.: 362201197808210813

Address: No.99, Jinhu Road, Huli District, Xiamen City, Fujian Province

Lender: Xiamen Branch of Bank of Communications Person in charge: Gao Gan

Address: No.9, Hubin Middle Road, Siming District, Xiamen City

The Borrower and the co-borrower have read through all the terms of the contract, and the Lender has made a detailed explanation at the request of the Borrower and the co-borrower. The Borrower and the co-borrower will undoubtedly ask and disagree with all the contents when signing this Contract, and understand the meaning of the contract terms, especially the ▲▲ marked clause, and its legal consequences.

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Borrower and Lender (Special Seal for Contract)

coborrower:

Signature Date: September 09,2024 Signature Date: September 09,2024

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